EXHIBIT 4.3

                                    AMENDMENT
                               TO OPTION AGREEMENT


     THIS AMENDMENT TO OPTION AGREEMENT ("AMENDMENT") IS ENTERED INTO AS OF APRIL 6, 1995 BETWEEN HILLER KEY TRONIC PARTNERS, L.P. ("HKTP"), A WASHINGTON LIMITED PARTNERSHIP, AND LGZ, INC. ("LGZ"), A WASHINGTON CORPORATION.

     WHEREAS, LGZ AND STANLEY HILLER ENTERED INTO AN OPTION AGREEMENT, DATED MARCH 2, 1992;

     WHEREAS, STANLEY HILLER ASSIGNED ALL RIGHT, TITLE AND INTEREST IN THE OPTION AGREEMENT TO HKTP ON JANUARY 7, 1993;

     WHEREAS, HKTP AND LGZ HAVE AGREED TO MODIFY THE OPTION AGREEMENT;

     NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

     1. NUMBER OF SHARES SUBJECT TO OPTION. THE MAXIMUM NUMBER OF SHARES WHICH HKTP CAN ACQUIRE PURSUANT TO EXERCISE OF THE OPTION IS REDUCED FROM 1,000,000 TO 750,000.

     2. DATE OF EXERCISE: EXERCISE PRICE. THE OPTION MAY BE EXERCISED IN WHOLE OR IN PART PURSUANT TO THE TERMS AND CONDITIONS OF THE OPTION AGREEMENT ON OR BEFORE JUNE 1, 1996. IF THE OPTION IS EXERCISED IN WHOLE OR IN PART ON OR BEFORE AUGUST 1, 1995, THE EXERCISE PRICE SHALL BE $7.00 PER SHARE. IF THE OPTION IS EXERCISED IN WHOLE OR IN PART AFTER AUGUST 1, 1995, BUT ON OR BEFORE JANUARY 1, 1996, THE EXERCISE PRICE SHALL BE $8.00 PER SHARE. IF THE OPTION IS EXERCISED IN WHOLE OR IN PART AFTER JANUARY 1, 1996, BUT ON OR BEFORE JUNE 1, 1996, THE EXERCISE PRICE SHALL BE $9.00 PER SHARE.

     3. REGISTRATION OF LGZ SHARES. HKTP HAS REQUESTED AND KEY TRONIC CORPORATION ("KEY TRONIC") HAS AGREED BY SIGNING THIS AMENDMENT THAT KEY TRONIC SHALL INCLUDE IN ITS PENDING SHELF REGISTRATION STATEMENT 250,000 SHARES OF KEY TRONIC COMMON STOCK OWNED BY LGZ AT KEY TRONIC'S EXPENSE AND SHALL KEEP SUCH REGISTRATION STATEMENT EFFECTIVE FOR A PERIOD OF AT LEAST 18 MONTHS OR UNTIL THE LGZ SHARES HAVE BEEN DISTRIBUTED, WHICHEVER IS EARLIER. THE REGISTRATION STATEMENT SHALL PROVIDE THAT LGZ MAY SELL THE 250,000 SHARES FROM TIME-TO-TIME OR AT ANY TIME DURING THE 18-MONTH PERIOD FOLLOWING THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT, IN THE OVER-THE-COUNTER MARKET, IN OTHER PERMITTED PUBLIC SALES, IN PRIVATELY NEGOTIATED TRANSACTIONS OR OTHERWISE, AT MARKET PRICES THEN PREVAILING AT THE TIME OF SALE OR AT NEGOTIATED PRICES.

     4. CORPORATE APPROVAL. LGZ HAS FULL CORPORATE POWER AND AUTHORITY TO ENTER INTO THIS AMENDMENT AND TO CARRY OUT THE TRANSACTIONS CONTEMPLATED HEREBY. THE BOARD OF DIRECTORS AND SHAREHOLDERS OF LGZ HAVE TAKEN ALL ACTION REQUIRED BY LAW, ITS ARTICLES OF INCORPORATION, ITS BYLAWS OR OTHERWISE TO AUTHORIZE THE EXECUTION AND DELIVERY OF THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND NO OTHER CORPORATE ACTION IS NECESSARY TO AUTHORIZE THE EXECUTION AND DELIVERY HEREOF OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY. THIS AMENDMENT HAS BEEN DULY AND VALIDLY EXECUTED AND DELIVERED BY LGZ, AND CONSTITUTES THE VALID AND BINDING OBLIGATION OF LGZ ENFORCEABLE IN
ACCORDANCE WITH ITS TERMS, EXCEPT AS MAY BE LIMITED BY LAWS AFFECTING
THE ENFORCEMENT OF CREDITOR'S RIGHTS AND EQUITABLE PRINCIPLES GENERALLY.

5.   MISCELLANEOUS PROVISIONS.

     (A) THE REFERENCES IN SECTION 1 AND SECTION 6 OF THE OPTION AGREEMENT TO "SECTION 8.10" SHALL BE AMENDED TO REFER TO "SECTION 9.10."

     (B) EXCEPT AS SET FORTH HEREIN, THE OPTION AGREEMENT SHALL REMAIN IN FULL FORCE AND EFFECT.

     IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AMENDMENT ON THE DATE FIRST ABOVE WRITTEN.


LGZ, INC.                          HILLER KEY TRONIC PARTNERS, L.P.


BY: /S/ LEWIS G. ZIRKLE            BY:  HKT, INC.
   LEWIS G. ZIRKLE                 ITS GENERAL PARTNER
   CHAIRMAN AND PRESIDENT

                              BY:  /S/ STANLEY HILLER
                                   STANLEY HILLER
                                   PRESIDENT


     KEY TRONIC CORPORATION HEREBY AGREES TO SECTION 3 OF THIS AMENDMENT.

                              KEY TRONIC CORPORATION



                              BY:  /S/ RONALD F. KLAWITTER
                              TITLE: V.P. FINANCE